[CACI LETTERHEAD]

March 16, 2018

BY EMAIL The Board of Directors CSRA Inc. 3170 Fairview Park Drive Falls Church, VA 22042

Attention:	Nancy Killefer, Chair
Larry Prior, President & CEO

Re:	Offer to Acquire CSRA Inc.

Dear Nancy and Larry:

We are pleased to submit to you and your Board of Directors a proposal to acquire CSRA Inc. (“CSRA”), which we are confident your Board will determine is superior to the transaction announced with General Dynamics Corp. (“GD”) on February 12, 2018.  As we have previously stated, we are very enthusiastic about the prospect of entering into a strategic transaction with CSRA and convinced that a business combination with CACI will deliver significant benefits to your stockholders, customers, employees and partners – benefits that substantially outweigh those offered by a GD acquisition of CSRA.

With this in mind, and given the high regard we have for CSRA’s technology, partnerships, management team and employees, we propose to reinstate our previous offer to acquire all of CSRA’s outstanding common stock, but at an increased price of $44.00 per share in exchange for a combination of cash and CACI common stock.  Our proposal includes a cash component of $15 per share and a stock component in the form of CACI stock at a fixed exchange ratio of 0.184 shares of CACI common stock for each share of CSRA stock, using CACI’s closing price on March 16, 2018 of $157.45.  This proposal represents a premium of 8% over the GD transaction and would result in a transaction more favorable to CSRA’s shareholders from a financial point of view.  We are confident that, after you have evaluated our proposal, you will agree that it constitutes a “Company Superior Proposal” as defined in your merger agreement with GD.

Nancy Killefer Lawrence B. Prior, III March 16, 2018 Page 2

Substantially More Value

Our proposal provides CSRA’s shareholders with $3.25 per share of incremental value, totaling approximately $543 million, above the transaction with GD.  Our proposal offers not only greater immediate compensation to CSRA’s shareholders, but also allows CSRA’s shareholders to participate in the long-term growth of the combined company as well, a component simply not present in the GD transaction.  That, in a very real sense, is the cardinal difference between our proposal and the GD transaction.  GD touted the principal reason for its potential acquisition of CSRA as “Significant long-term value creation for GD shareholders.”  In other words, GD shareholders and only GD shareholders will receive the value creation from the GD transaction.  Under CACI’s proposal, by contrast, CSRA’s shareholders will participate meaningfully in the value creation, as they will own a majority of the combined company.  We respectfully submit that this component of our proposal is a dimension of significant value to your shareholders.

Our confidence in the ability to create value for shareholders is based upon our past performance and the projections that we have shared with you. CACI’s stock has consistently outperformed the S&P 500 on a 1 year, 3 year, 5 year and 10 year basis, making it a highly attractive investment.  We have a strong track record of meeting or exceeding estimates, and are on course to do that again as reflected in our latest FY18 projections, which we will share with you on a confidential basis.  Suffice it to say, because of those projections we plan to publicly increase our guidance next week.

Our history of performance, combined with the robust strategic benefits afforded by this transaction, will create a new industry leader and the must-own equity in the federal solutions and services sector.  As shared with you in our prior discussions, we expect to achieve substantially greater synergies ($165M) than the $120M contemplated by the GD transaction, thereby affording shareholders the opportunity to participate in substantial value creation.  As with previous successful transactions, we expect that rigorous integration will allow us to capture synergies fully and rapidly.

Given the detailed disclosure requirements of the U.S. tender offer rules, we expect that you will promptly disclose this proposal to your shareholders.  Accordingly, we waive any restriction in our February 2017 NDA that might delay or prohibit such disclosure.  Further, given the widespread market speculation that CACI is “Company A” referred to in your tender offer materials, the general materiality of this proposal to investors trading in CACI stock, and our need to ensure timely release of our elevated guidance, we plan to disclose this proposal in connection with raising our guidance.

Nancy Killefer Lawrence B. Prior, III March 16, 2018 Page 3

CACI’s proposal is not subject to any financing contingency.  A major U.S. bank has agreed to provide committed financing for the transaction.  We are providing you with their financing commitment letter under separate cover.  CACI’s Board of Directors has unanimously approved this proposal, which is not subject to any further due diligence.  Presuming any necessary approvals from CSRA’s and CACI’s shareholders, we expect the transaction would close by July 31, 2018.

Unparalleled Strategic Rationale

In addition to the compelling value offered by our proposal, there are unparalleled strategic benefits to be gained by combining the two organizations.  CACI, like CSRA, is strategically focused on delivering high-end solutions and services for the federal IT market, with a serious appreciation for maintaining a competitive cost structure while investing for strategic growth.  A CACI-CSRA combination has inherent cultural compatibility and will reshape the federal IT solutions and services market in a way the GD transaction cannot.  CACI is uniquely positioned to capitalize on CSRA’s next-generation technology, with complementary capabilities, customer base and operating scale.  Together, we will accelerate our ability to offer unmatched levels of performance, efficiency and capabilities to customers, helping drive new growth for the combined business.  We share CSRA’s passion for innovation, and have great respect for CSRA’s Board and management team, and are excited about the prospect of working together going forward.

As we demonstrated in our previous communications, we would have a combined $29 billion total backlog to provide a robust foundation for future growth buoyed by past performance excellence.  Our combined pipeline of pending awards would be more than $19 billion, with a substantial majority being new business.  And a more efficient cost structure cannot help but drive improved performance.

Minimal Execution Risk

Our long track record of acquiring companies and integrating them seamlessly into our organization is unequaled, which gives us great confidence that this will be a successful combination.  CACI’s proven track record of value creation through M&A is reflected in our stock performance over time.  Our proposal anticipates significantly greater participation by CSRA in the combined company at both the Board and management levels than does the GD transaction, which we view as yet another means to enhance shareholder value.

Nancy Killefer Lawrence B. Prior, III March 16, 2018 Page 4

Our counsel will send to your counsel under separate cover a draft Agreement and Plan of Merger with the same non-financial terms as our previous proposal.  We understand that you will first need to communicate this proposal and your Board’s determination to GD, but we are prepared to execute the merger agreement immediately following your termination of the GD transaction.

We believe that this proposal makes CACI the superior value proposition for CSRA’s shareholders, personnel and customers.  We are confident that the combined and integrated business will be a highly successful and growing enterprise, and that you will agree that our proposal is considerably more attractive to your stockholders, employees and customers than the GD transaction.  We look forward to making this opportunity a reality and consummating a mutually beneficial transaction.

Sincerely,

/s/ J.P. London	/s/ Kenneth Asbury
Dr. J.P. London	Kenneth Asbury
Executive Chairman and Chairman of the	President and Chief Executive Officer
Board of CACI International Inc	of CACI International Inc